SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  March 29, 2005

deCODE genetics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30469	04-3326704
(State or Other Juris-	(Commission	(I.R.S. Employer
diction of Incorporation)	File Number)	Identification No.)

Sturlugata 8, IS-101 Reykjavik, Iceland
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code +354-570-1900

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01  Entry into a Material Definitive Agreement.

On March 29, 2005, deCODE genetics, Inc. (with its subsidiaries, “deCODE”) entered into agreements with Festing ehf., an Icelandic real estate company, regarding the sale and leaseback of its headquarters facility at Sturlugata 8, Reykjavik, Iceland. The sale price for the property is 3,400,000,000 Icelandic kronas (approximately $55,000,000 as of March 29, 2005).  deCODE will lease the property back under a 15 year non-cancellable lease agreement at a rent of 21,420,000 Icelandic kronas (approximately $350,000 as of March 29, 2005) per month, subject to changes based on the Icelandic consumer price index. Under the terms of the lease deCODE will continue to pay property taxes and insurance and will be responsible for the property’s maintenance. The monthly rent will be revised as of July 1, 2010 to reflect changes in capital markets as well as deCODE’s credit quality.  Under the terms of the lease, deCODE has a right of first refusal on any sale of the property and a priority right to extend the term of the lease at its expiration. The lease provides deCODE with the option to redenominate the rent in other currencies than Icelandic kronas at a predetermined rate as of July 1, 2007.  The sale and leaseback transactions were consummated on March 31, 2005.

deCODE will use the proceeds from the sale of the facility to prepay approximately $36,000,000 of long-term debt that was secured by mortgages on the property, (its Tier A bonds, Tier B loan and March 2004 loan) and a $4,500,000 short term borrowing, all inclusive of accrued interest and prepayment fees where applicable. deCODE expects to write off capitalized borrowing costs of $1,200,000 as a result of the prepayment. The remainder of the proceeds (approximately $14,500,000) will be used to advance deCODE’s proprietary drug development programs.

Item 2.01.     Completion of Acquisition or Disposition of Assets.

On March 31, 2005, deCODE completed the sale and leaseback of its headquarters facility as described in Item 1.01 hereof, which is incorporated by reference into this Item 2.01.

Item 2.03.     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

On March 31, 2005, deCODE entered into a lease arrangement in connection with the sale and leaseback of its headquarters facility as described in Item 1.01 hereof, which is incorporated by reference into this Item 2.03.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

deCODE genetics, Inc.

	By:	/s/ Kari Stefansson
Kari Stefansson,
President, Chief Executive Officer

Dated: April 4, 2005